Exhibit 10.6
COINMACH SERVICE CORP. 2004 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Coinmach Service Corp. (the “Company”);
WITNESSETH THAT:
     WHEREAS, the Company maintains the Coinmach Service Corp. 2004 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)	The “Participant” is James N. Chapman.

(b)	The “Grant Date” is November 3, 2006.

(c)	“Time Vesting Shares” are shares of Class A Stock granted under this Agreement and subject to the terms of this Agreement and the Plan. The number of “Time Vesting Shares” awarded under this Agreement is 25,000 shares.
Other terms used in this Agreement are defined pursuant to paragraph 14 or elsewhere in this Agreement.
     2. Award. The Participant is hereby granted the number of Time Vesting Shares set forth in paragraph 1.
     3. Section 83(b) Election. The parties agree that the Fair Market Value of each Covered Share as of the Grant Date is $10.00. The Participant, in his sole discretion, may make a Section 83(b) Election with the IRS in the form of Exhibit A attached hereto. The Participant understands that under applicable law such election must be filed with the IRS no later than 30 days after any grant of the Time Vesting Shares is to be effective. If the Participant files an effective 83(b) Election, the excess of the fair market value of the Time Vesting Shares (which the IRS may assert is different from the Fair Market Value determined by the parties) covered by such election shall be treated as ordinary income received by the Participant, and the Company or one of its Subsidiaries shall withhold from Participant’s compensation all amounts required to be withheld under applicable law. If the Participant does not file an 83(b) Election, future appreciation on the Time Vesting Shares will generally be taxable as ordinary income when such Time Vesting Shares vest pursuant to this Agreement. (See Exhibit A for additional information about the tax consequences.) The foregoing discussion as well as the discussion in Exhibit A is based on Federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the program or grants under it. The Participant may also be subject to state and local taxes in connection with the grant of Time Vesting Shares under the program. The Company suggests that the Participant consult with his individual tax advisor to determine the applicability of the tax rules to the awards granted to him in his personal circumstances.
     4. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to the Time Vesting Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Time Vesting Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Time Vesting Shares. No dividends shall be paid to the Participant with respect to any Time Vesting Shares that are forfeited by the Participant. The Participant shall be entitled to vote the Time Vested Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Time Vested Shares.
     5. Deposit of Time Vested Shares. Each certificate issued in respect of the Time Vested Shares granted under this Agreement shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee. During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted with the following legend: “The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture restrictions and other provisions of the Restricted Stock Agreement dated November 3, 2006, between Coinmach Service Corp. and James N. Chapman.” Notwithstanding the foregoing, the Committee may, in its sole discretion, cause the Time Vested Shares to be held in book-entry form on behalf of the Participant without the issuance of certificates.
     6. Transfer and Forfeiture of Shares.
(a)	Time Vesting Shares. If the Date of Termination (as defined below) does not occur during the Restricted Period with respect to any Installment of the Time Vesting Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Time Vesting Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Time Vesting Shares, the “Restricted Period” shall begin on the Grant Date. The “Restricted Period” with respect to each Installment of Time Vesting Shares shown on the schedule shall end on the Vesting Date applicable to such Installment (but only if the Date of Termination has not occurred before the Vesting Date):

VESTING DATE
APPLICABLE TO
INSTALLMENT	INSTALLMENT
8,333	One-Year Anniversary of Grant Date
8,333	Two-Year Anniversary of Grant Date
8,334	Three-Year Anniversary of Grant Date
(b)	Notwithstanding the foregoing provisions of this paragraph 6, the following provisions shall apply to the Time Vesting Shares:
(i)	Change in Control. If the Participant’s Date of Termination does not occur prior to a Change in Control, then as of the Change in Control, all Time Vesting Shares that have not previously vested shall vest and the Participant shall become the owner of such shares free of all restrictions otherwise imposed by this Agreement.

(ii)	Death and Disability. If the Participant’s Date of Termination occurs by reason of his death or Disability, then as of the Date of Termination, all Time Vesting Shares that have not previously vested shall vest and the Participant (or his estate) shall become the owner of such shares free of all restrictions otherwise imposed by this Agreement.

(iii)	Other Termination. If the Participant’s Date of Termination occurs for any reason other than the Participant’s death or Disability, the Participant shall, as of a Date of Termination, forfeit the Time Vesting Shares that have not become vested as of that date.
(c)	Transfer of Shares. Time Vesting Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Performance Period or, if earlier, until the Participant is vested in the shares.
     7. Withholding. The grant and vesting of the Time Vesting Shares under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time and subject to any applicable loan commitments of the Company or its affiliates, such withholding obligations may be satisfied through the surrender of shares of Class A common stock (i) which the Participant already owns, or (ii) to which the Participant is otherwise entitled under the Plan; provided, however, that shares described in this clause (ii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
     8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
     9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.
     11. Fractional Shares. In lieu of issuing a fraction of a share pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.
     12. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
     13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction.
     14. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a)	Board of Directors. “Board of Directors” means the Board of Directors of the Company.

(b)	Cause. The term “Cause” means: (i) if the applicable Participant is party to an effective consulting or similar agreement with the Company or any of its Subsidiaries (a “Participant Agreement”) pursuant to which the term “Cause” or a similar term is defined therein, then “Cause” shall have the same meaning ascribed to such term as defined therein; or (ii) if the applicable Participant is party to a Participant Agreement pursuant to which the term “Cause” or a similar term is not defined therein, then “Cause” shall mean (A) the termination, if applicable, of such Participant Agreement arising out of a material breach by Participant thereof, (B) the commission by Participant of a felony or an intentional act of fraud, embezzlement or theft or a crime involving moral turpitude, or (C) the intentional and wrongful disclosure by Participant of confidential information of the Company that has been harmful to or has adversely affected the Company.

(c)	Change in Control. “Change in Control” has the meaning ascribed to such term in the Plan.

(d)	Date of Termination. The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not engaged as a consultant or financial advisor by the Company or any Subsidiary, regardless of the reason for the termination of such engagement. If the Participant is engaged by a Subsidiary and if, as a result of a sale or other transaction, the party who engaged the Participant (the “Engagement Party”) ceases to be a Subsidiary (and is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the Engagement Party.

(e)	Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days; provided, however, that if the Participant’s engagement is subject to an agreement that contains a definition of “Disability” or “Disabled,” then, notwithstanding the foregoing provisions of this definition or the provisions of this Agreement, the definition of “Disability” or “Disabled” in such agreement, rather than the foregoing definition in this Agreement, shall apply to the Participant.

(f)	IRS. The term “IRS” means the Internal Revenue Service.

(g)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

(h)	Section 83(b) Election. The term “Section 83(b) Election” means an election made with the IRS under Section 83(b) of the Code and the regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

/s/ James N. Chapman

COINMACH SERVICE CORP.

/s/ Stephen R. Kerrigan

By: Stephen R. Kerrigan
Its: President and Chief Executive Officer